Exhibit 99.1

Socket Mobile Reports Profitable Second Quarter and Six Months Results

Second Quarter Net Income of $401,000 up 332% Year Over Year

NEWARK, Calif., – July 29, 2015 - Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile barcode scanning products, today reported financial results for its 2015 second quarter and six month period ended June 30, 2015.

Revenue for the second quarter of 2015 was $4.5 million, an increase of 2 percent from revenue of $4.4 million for the same quarter a year ago and an increase of 12 percent sequentially from revenue of $4.0 million in the immediately preceding quarter. Net income for the second quarter of 2015 was $401,000, or $0.07 per share, compared to net income of $93,000, or $0.02 per share, in the second quarter of 2014, and a net loss of $72,000, or $0.01 per share, in the immediately preceding quarter. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was $588,000, or $0.11 per share, in the second quarter of 2015, compared to $413,000, or $0.08 per share, in the second quarter of 2014 and $108,000, or $0.02 per share, in the immediately preceding quarter.

Revenue for the six months ended June 30, 2015 was $8.5 million, an increase of 4 percent from revenue of $8.2 million in the same period a year ago. Net income for the six months ended June 30, 2015 was $329,000, or $0.06 per share, compared to net income of $21,000, or $0.00 per share, for the same period a year ago. Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) for the six months ended June 30, 2015 was $696,000, or $0.13 per share, compared to net EBITDA earnings of $617,000, or $0.13 per share, for the same period a year ago.

Operating expenses for the second quarter of 2015 were $1.6 million, flat compared to operating expenses of $1.6 million for the same quarter a year ago, and a decrease of 10 percent sequentially from the immediately preceding quarter. Operating expenses for the six months ended June 30, 2015 were $3.4 million, an increase of 8 percent compared to operating expenses of $3.2 million for the same period a year ago.

Kevin Mills, president and chief executive officer, commented, “On a year-over-year basis, our second quarter results reflect increased revenue, improved margins, flat operating expenses, and a more than fourfold increase in net income. These results reflect growing demand for our cordless barcode scanners for mobile point of sale and other mobile applications marketed by our growing community of registered application developers.

“In the second quarter, our cordless barcode scanner revenue comprised 88 percent of total quarterly revenue and reached a record $3,947,000, up from $3,686,000 in the same quarter a year ago. This record barcode scanner revenue in the second quarter included two larger deployments totaling $400,000, compared to the prior year quarter which included three larger deployments totaling $900,000. When these larger deployments are factored out, the underlying growth run rate in our cordless barcode scanner sales was 27 percent year over year.

“We believe 2015 should be another year of growth for Socket Mobile, primarily driven by mobile point of sale as well as an expanding Socket Mobile product portfolio and maturing mobile markets. We believe we are well positioned in our targeted markets and remain focused on increasing our profitability and building the business for further growth in 2016,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID is 13612963#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted on the Company’s website within a few days of the call.

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of data capture solutions for enhanced productivity in retail point of sale, field service, healthcare, and other mobile markets. Socket Mobile’s portfolio includes cordless handheld barcode scanners for tablets and smartphones. Socket Mobile’s revenue is primarily driven by 3rd party developer deployment of barcode enabled mobile applications. Socket Mobile has a robust network of over 1,400 registered developers using its software developer kit to tightly integrate and enable sophisticated barcode scanning into their applications.  Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook, Twitter @socketmobile or subscribe to sockettalk.socketmobile.com, the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding mobile computer and data collection products, including details on the timing, distribution and market acceptance of new products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2015 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:                                           Investor Relations Contact:

David Dunlap                                                           Todd Kehrli or Jim Byers

Chief Financial Officer                                                MKR Group, Inc.

510/933-3035                                                           323/468-2300

dave@socketmobile.com                                           sckt@mkr-group.com

– Financial tables to follow –

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue	$4,485	$4,391	$8,491	$8,186
Cost of revenue	2,370	2,490	4,568	4,662
Gross margin	2,115	1,901	3,923	3,524
Gross margin percent	47%	43%	46%	43%
Research & development	550	586	1,125	1,140
Sales & marketing	609	527	1,227	1,003
General & administrative	467	512	1,071	1,033
Total operating expenses	1,626	1,625	3,423	3,176
Interest (income) expense, net	80	175	155	311
Deferred income tax expense	8	8	16	16
Net income	$401	$93	$329	$21
Earnings per share:
Basic	$0.07	$0.02	$0.06	$0.00
Fully diluted	$0.07	$0.02	$0.06	$0.00
Weighted average shares outstanding: Basic Fully diluted	5,545 5,911	4,916 5,162	5,529 5,961	4,907 4,961

Reconciliation of GAAP Net Income to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net income GAAP	$401	$93	$329	$21
Interest expense, net	80	175	155	311
Income tax expense	8	8	16	16
Depreciation	49	58	99	123
Amortization of intangibles	—	15	—	30
Stock compensation expense	50	64	97	116
Net income EBITDA	$588	$413	$696	$617

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2015 (Unaudited)	December 31, 2014*
Cash	$830	$633
Accounts receivable	1,946	1,897
Inventories	621	957
Other current assets	90	125
Property and equipment, net	207	245
Goodwill	4,427	4,427
Other assets	91	86
Total assets	$8,212	$8,370
Accounts payable and accrued liabilities	$2,814	$3,535
Bank line of credit	816	816
Subordinated line of credit	600	600
Convertible notes payable	753	753
Deferred income on shipments to distributors	972	979
Deferred service revenue	177	214
Other liabilities	461	444
Common stock	61,980	61,719
Accumulated deficit	(60,361)	(60,690)
Total Liabilities and Equity	$8,212	$8,370

*Derived from audited financial statements.

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